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                                                                    EXHIBIT 99.1

                                  Press Release

    PEOPLE'S BANCSHARES, INC. AND THE SMYTH GROUP AGREE TO END PROXY CONTEST
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     NEW BEDFORD, Mass., April 25, 2001/PRNewswire/--People's Bancshares, Inc.
(NASDAQ: PBKB) and a group of its stockholders led by Vincent A. Smyth (the "Smyth Group") jointly announced today that they have entered into a definitive Agreement resolving various issues arising out of a proxy contest recently commenced by the Smyth Group. The Smyth Group had sought to elect three representatives to the Company's board of directors at the Company's upcoming Annual Meeting of Stockholders. The Agreement terminates the proxy contest and provides that, immediately following its Annual Meeting of Stockholders scheduled for June 12, 2001, the Company will increase the size of its board of directors from 10 to 13 members. Subject to the receipt of required nonobjection letters from bank regulators, the Company will add Mr. Smyth and two individuals designated by Mr. Smyth to its board of directors and to the board of the Company's principal subsidiary, People's Savings Bank of Brockton. The two additional directors designated by Mr. Smyth are Thomas F. Gillen and William G. Foster, Jr.

     The Company has entered into the definitive Agreement with the Smyth Group in order to avoid the expense and diversion of management attention that would have been required in order to defend the proxy contest. The board of directors of the Company has decided instead to focus the use of its management and financial resources toward addressing the previously disclosed liquidity, interest rate risk and other matters raised by the Company's bank regulators during 2000, as well as other strategic issues.
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     The Smyth Group has further agreed that they will vote for the nominees for director recommended by the Company's board of directors; and will vote in accordance with the recommendation of the Company's board with respect to each matter that is presented to the Company's stockholders at the 2001 Annual
Meeting of Stockholders.

     Mr. Smyth is a partner in the Huntington, New York law firm of Smyth & Lack; Mr. Gillen is a stockbroker with the firm of F. J. Morrissey & Co., Inc., Philadelphia, Pennsylvania; and Mr. Foster is a consultant and private investor who resides in Fairfax, Virginia.

     People's Bancshares, Inc. is the holding company for People's Savings Bank of Brockton and People's Mortgage Corporation. Through its subsidiaries, the Company operates twelve banking locations in Southeastern Massachusetts and twelve mortgage loan production offices in Massachusetts, Connecticut, Maryland and Virginia. The total assets of the Company are approximately $940 million.




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